mkl pr [letterhead]
                            IMMEDIATE RELEASE

                 SANGUINE CORP. SCORES MAJOR SCIENTIFIC
                     BREAKTHROUGH IN DEVELOPMENT OF
                       SYNTHETIC BLOOD SUBST17FUTE

Pasadena, CA. November 3, 1998. Sanguine Corporation (NASDAQ BB:SGNC) today released findings of a major scientific breakthrough in the development of its synthetic blood substitute, PHER-02. Research scientists in the current program for Sanguine at Battelle Memorial Institute (BMI) have developed five "novel" drug compounds to date that have "camouflage characteristics" which extend the effective fife of the compounds in the body and prevent the body from rejecting a synthetic substance.

"The great significance of this breakthrough can not be overstated," commented Sanguine President and CEO Thomas C. Drees, Ph.D. "'Prior to this initial finding by Battelle, we already knew about 150 possible end use applications for PHER-02. This recent research suggests that the number of applications could be greatly expanded. Finally, this breakthrough improves the overall patentability of the product"

Battelle's findings address problems found in earlier products as well as those of current competitor products, according to Drees. The limitation of short lifetime within the body would significantly restrict the type of procedures for which a blood substitute could be used. BMI chemists have conceived "novel" compounds that are expected to increase lifetimes in the bloodstream and allow the benefit of prolonged oxygen delivery to the patient.

In its report to Sanguine, BMI also states its objective to establish the dates of Battelle's inventions and provide patent protection for the compounds and methodologies prepared and developed for Sanguine. Battelle is the world's largest independent contract research group of scientists, engineers, and other specialists. Its scientists have provided research since 1994 in support of Sanguine's efforts to develop, manufacture and market a proprietary synthetic red blood cell substitute.

"Sanguine estimates the annual worldwide market potential for a synthetic red blood cell substitute at $20 billion," stated Drees. "In the United States, alone, nearly everyone who reaches the age of seventy-five will need blood, plasma, or one of their components at least once in his lifetime." Drees, who has been in the forefront of the artificial blood products field for more than twenty years, was the president and CEO of the only company to have obtained FDA approval for a synthetic blood product to date.

For appropriate risk factors please refer to the 10SB Registration Statement previously filed by the company with the Securities & Exchange Commission at www.sec.gov.

Contact:
Steve Savage at
(801) 328-8899